December 19, 2011

Board of Directors

SMTP, Inc.

Re: Resignation from the Board of Directors

Gentlemen:

I hereby resign from the SMTP, Inc. board of directors, effective today.

Sincerely,

/s/ Matt Mankins

Matt Mankins